EXHIBIT 10.4

This letter agreement sets out the terms under which we have agreed that you will serve as Corporate Secretary and Senior Vice President of Raymond James Financial, Inc. (the Company).

1. EFFECTIVE DATE: TERM OF AGREEMENT. This agreement is effective immediately, but you will not receive a salary or any benefits until you begin performing services for the Company, which is anticipated to be on October 21, 1996. The term of this agreement will be through September 30, 1998. At that time, employment will be terminable at will and not subject to an agreement. The "at will" doctrine and many other important policies and procedures, which will govern your employment and the below terms, are set forth in the RJ Employee Handbook. A copy of the Handbook will be provided for your review.

2. OFFICES AND REPORTING RESPONSIBILITIES. As Secretary of the Company, you shall be responsible for management of the Corporate Secretary function, including attendance at meetings of the Board of Directors and Committees thereof, preparation of minutes, co-ordination of the corporate calendar and other related functions.

      As Senior Vice President, you shall be responsible for supervising risk management for the Company and all subsidiaries and divisions: your responsibilities shall include supervision of the legal department, the compliance function, the internal audit function and other such other duties as may be assigned to you from time to time by the Company, consistent with your primary responsibility for supervising the risk management function of the Company.

      You shall report directly to the Chairman of the Board and Chief Executive Officer of the Company.

3. DUTIES. You shall devote all of your business time, attention and efforts to the business of the Company and shall serve the Company's interests diligently and to the best of your ability. During your employment hereunder you may: (a) serve on civic, professional and charitable boards and committees, (b) undertake speaking engagements and (c) manage your personal investments, so long as these activities do not interfere with the performance of your duties as a senior executive of the Company.

4. SALARY: BONUS: OTHER BENEFITS: STOCK OPTIONS. Your salary during the fiscal year ending September 30, 1997 will be $150,000 per year payable in semi-monthly increments, and shall be subject to annual review thereafter in accordance with Company policy. Upon satisfying eligibility requirements, you shall be entitled to participate in all benefits and programs made available to senior management of the Company to the full extent made available to them, including (but not limited to) medical, disability and life insurance, retirement plans, deferred compensation plans, employee stock purchase plans, and other benefit programs.

      During each year of your employment, you shall be entitled to participate in the Bonus program for senior executives of the Company. For the fiscal year ending September 30, 1997, you shall receive a minimum bonus of $75,000.

      Upon commencement of your employment hereunder, you shall receive options to purchase 3,000 shares of the Company's common stock under the Company's 1992 Incentive Stock Option Plan; the exercise price shall be fixed at the price of the Company's common stock at the close of business on the day of the next Board of Directors meeting. The option grant shall be reflected in a stock option agreement in the form customarily used by the Company for senior executives. You shall be eligible for consideration for the grant of additional options at future award dates.

5. VACATION. You shall be entitled to four weeks of paid vacation during each year of employment and shall be eligible to take vacation during your first year of employment.

                                     X - 50

                                 RAYMOND JAMES
                                FINANCIAL, INC.

6. REIMBURSEMENT OF EXPENSES. You shall be entitled to reimbursement of expenses incurred in accordance with Company policy. You shall be reimbursed for costs of attendance at meetings of the American Bar Association, and for bar membership and bar association fees which are approved in advance by the Company.

7. RIGHTS UPON TERMINATION. In the event your employment is terminated without cause by the Company during the first year of this agreement, you shall be entitled to receive the prompt payment of your current salary for the balance of the term plus the $75,000 first year bonus guaranteed under your agreement. If a termination without cause occurs during year two, you will be entitled to the remainder of your current salary for that year.

      It shall constitute termination without cause within the meaning of this agreement if you are assigned duties materially inconsistent with those set out in paragraph 2 above, or if you suffer any material diminution in your title, position, authority or responsibilities.

      The following shall constitute cause for termination under this agreement:

      (i) any illness or other disability which makes it impossible for you to perform your duties for a period of 120 consecutive days;

      (ii) a plea of guilty or conviction of a felony offense by you;

      (iii) a material breach by you of a fiduciary duty owed by you to the Company;

      (iv) violation of regulatory polices imposed by securities industry regulators, including but not limited to the NYSE, Securities and Exchange Commission or state securities regulators;

      (v) violation of the firm's internal policies, or

      (vi) the willful and gross neglect by you of the material duties required to be performed by you under this agreement;

      PROVIDED, HOWEVER that you shall be given thirty days' notice that grounds exist for termination for "cause" under clauses (iii) or (vi) above, and a reasonable opportunity to cure such breach or neglect.

      In the event you are terminated for cause by the Company, you shall receive no further compensation other than salary accrued to the date of termination. Bonuses are earned only if you are still employed on the date of distribution.

8. INDEMNIFICATION. You shall be indemnified by the Company to the fullest extent permitted by Florida law and the Company's Certificate of Incorporation and by-laws for any claim of damage or liability, or any expenses incurred, which arise from actions taken by you as an officer of the Company or any of its subsidiaries, to the same extent as the indemnification rights made available to other senior executives of the Company.

9. APPOINTMENT BY THE BOARD OF DIRECTORS. The Company will promptly submit to the Board of Directors for approval your employment as Corporate Secretary and Senior Vice President.

10. BINDING AGREEMENT. This agreement shall be binding upon the Company, its successors and assigns.

Please confirm your agreement to these terms of employment by signing and returning to me a copy of this letter agreement.

                                       Very truly yours,
                                       /s/ THOMAS A. JAMES
                                           --------------------------------
                                           Thomas A. James
                                           Chairman and Chief Executive Officer

Accepted and agreed to as of the date set forth above:

/s/ BARRY S. AUGENBRAUN
    -------------------
    Barry S. Augenbraun
                                     X - 51

                                 RAYMOND JAMES
                                FINANCIAL, INC.